                            EMPLOYMENT AGREEMENT


                This Agreement dated August 1, 1993, by and between Ronald
S. Haft ("Employee"), and DART GROUP CORPORATION, a Delaware corporation ("Employer").

                            W I T N E S S E T H:

                WHEREAS, the parties hereto desire by this Agreement to provide for the employment of Employee by Employer;

                NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties conclusively acknowledge, the parties hereto, intending to be legally bound, agree as follows:

                1.       EMPLOYMENT

                         (a)     Duties.  Employer hereby employs Employee,
and Employee accepts employment by Employer, as President and Chief Operating Officer of Employer during the Employment period (as defined in Section 2), and shall have such duties of an executive nature as may be assigned to him from time to time by the Chief Executive Officer and the Board of Directors of the Employer ("the Board of Directors"), and shall report to the Chief Executive Officer and Board of Directors. Employee agrees to observe and comply with the rules and regulations of Employer as adopted by the Board of Directors respecting the performance of his duties and to carry out and follow the orders, policies and directions stated by Employer to him from time to time, provided, however, that such regulations and directions are consistent with the authority and responsibility of the positions of President and Chief Operating Officer.

                It is specifically agreed that nothing in this Agreement shall prohibit Employee from engaging, directly or indirectly, in activities with other companies, ventures or investments (including, but not limited to Combined Properties, Incorporated ("Combined") and any or all of its affiliated partnerships and corporations) in any capacity whatsoever, provided only that such activities or any of them do not interfere with Employee's performance of his duties for Employer. Employer expressly acknowledges that: (i) Employee has executive duties in connection with his employment by Combined that may, on occasion, present a potential conflict of interest with Employee's duties to Employer; (ii) from time to time, Employee may be presented with investment opportunities arising out of his employment by or ownership of Combined or otherwise; (iii) Employer will have no claim to a right of first refusal or any other claim to corporate opportunities arising from these employment and investment activities of Employee; and (iv) Employer waives any conflict of interest that may currently exist or may arise in the future as a result of these employment and investment activities of Employee.

                         (b)     Board of Directors.  Employer agrees that
it will cause Employee to be nominated at each opportunity during the Employment Period for election as a member of the Board of Directors. Employer agrees either to furnish Employee with reasonable coverage under a "directors and officers" insurance policy or to provide indemnification to Employee in his capacity as a member of the Board of Directors in a manner substantially similar to that provided to the other members of the Board of Directors.

                         (c)     Place of Employment and Travel.  Employee's
principal place of employment shall be in Landover, Maryland. If Employer's executive offices are moved from Landover, Maryland, Employee's principal place of employment shall be changed to the location where such executive offices are moved. Employee agrees to travel for the performance of his duties under this Agreement as Employer may request from time to time.

                2.       TERM

                Subject to the termination provisions of Section 7 below, the term of Employee's employment under this Agreement (the "Employment period") shall commence as of August 1, 1993 and end on January 31, 1997. However, Employer and Employee agree that, as of each February 1 during the course of this employment, the term of this Agreement shall be automatically extended for an additional twelve (12) month period. For example, as of February 1, 1994, the term of this Agreement shall be automatically extended to January 31, 1998. Each twelve (12) month period of employment ending on January 31 shall be referred to herein as a "year of employment" and the period of employment ending on January 31, 1994 shall be referred to herein as the "initial short year of employment."

                3.       COMPENSATION

                         (a)     Base Salary.  Employee's annual base salary
through January 31, 1994 shall be Four Hundred Thousand Dollars ($400,000). Such base salary shall be prorated during the initial short year of employment. Effective February 1, 1995 and each February 1 through the term of the Agreement, Employee's base salary shall be increased as agreed to by Employee and the Board of Directors following review and performance appraisal, provided, that in no event shall such increase in base salary be an amount less than the product of the base salary during the immediately preceding year of employment times the Consumer price Index (as defined herein) for the October immediately preceding such February 1 divided by the Base Index (as defined herein). As used herein, "Consumer Price Index" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, All Items, for Washington, D.C. (1967=100). As used herein, the Base Index shall mean the Consumer Price Index for the October that precedes such February 1 by fifteen (15) months. For example, in determining the minimum increase in base salary for the year of employment beginning February 1, 1995, the Consumer price Index for October, 1994 would be the multiplier and the Consumer price Index for October 1993 would be the divisor. However, Employee agrees that he may not receive such minimum increase in base salary with respect to a year of employment for which Employer has established a policy of no increases in executive compensation for all executives of Employer. Employee's base salary shall be paid in accordance with Employer's normal payroll procedure.

                         (b)     Director's Fees.  In addition to the base
salary, for each year that Employee is elected to the Board of Directors, Employer shall pay to Employee the normal director's fee approved by the Board.

                         (c)     Bonuses.  The Employer will pay the
following bonuses to Employee:

                                 (1)     Including the fiscal year ending
January 31, 1994, each year during the term of this Employment Agreement, based on a determination by the Employer's auditors of the Employer's profit before taxes, the Employer will pay an annual bonus (the "Annual Bonus") to Employee in an amount equal to one and one-half percent (1.5%) of such profit before taxes. For purposes of the calculation of the Annual Bonus, profit before taxes shall not be reduced as a result of transactions which are not ordinary.

                                 (2)     Commencing with the fiscal year
ending January 31, 1997, and each third year thereafter during the term of this Employment Agreement, the Employer will pay an additional bonus relating to a three-year period (the "Supplemental Bonus") to Employee in an amount determined in accordance with the formula set forth in Schedule 1 attached hereto.

                         (d)     Deferred Compensation.  The timing and form
of payment of the Base Salary, the Annual Bonus and the Supplemental Bonus are subject to the following:

                                 (1)     Before any fiscal year of the
Employer or a portion thereof, Employee may elect, by notice to the Employer, to defer, subject to the terms set forth below, all or a specified amount of his Base Salary for such year or portion, as the case may be.

                                 (2)     Before any fiscal year of the
Employer or portion thereof, Employee may elect, by notice to the Employer, to defer, subject to the terms set forth below, all or a specified fraction of the Annual Bonus allocable to such year or portion and/or all or a specified fraction of any Supplemental Bonus allocable to such year or portion. Annual Bonuses and Supplemental Bonuses shall be deemed to be earned equally in each day in the period to which they relate.

                                 (3)     If Employee elects a deferral of
all or part of his Base Salary or Annual Bonus, the deferral shall be to the day that is 120 days after the third anniversary of the last day of the fiscal year to which the subject Base Salary or Annual Bonus relates or which includes the subject portion. If Employee elects a deferral of all or part of his Supplemental Bonus, the deferral shall be to the date that is 120 days after the third anniversary of the last day of the last fiscal year to which the subject Supplemental Bonus relates. In the event of a deferral of all or part of his Base Salary, Annual Bonus or Supplemental Bonus, the last date of the aforesaid 120-day periods is referred to in this Employment Agreement as the "Decision Date"; provided that if Employee ceases to be a director, officer or employee of the Employer, for any reason, the Decision Date for all deferrals pursuant to this Section 3(d) will be 30 days after such cessation.

                                 (4)     On or before each Decision Date,
Employee may elect, by notice to the Employer, to receive from the Employer, in lieu of all or part of the cash otherwise payable to him at such Decision Date, an option to purchase shares of the Class A common stock of the Employer, as follows:

                                         (i)      The number of shares
subject to an option shall be equal to the amount of the cash otherwise payable to him divided by the fair market value per share, on the date of grant, of the rights set forth in the option, as determined by an independent appraiser selected by the Board of Directors of the Employer.

                                         (ii)     The exercise price per
share shall be at least one hundred percent (100%) of the fair market value of a share on the date the option is granted, as determined by the Board of Directors. The exercise price of any shares as to which an option is exercised shall be paid in full in cash or by check upon delivery of the shares purchased.

                                         (iii)    Each option shall expire on
the fifth anniversary of the date of its grant.

                                         (iv)     Each option shall be
exercisable as determined by the Board of Directors.

                                         (v)      No option may be assigned,
transferred, pledged or otherwise disposed of by the holder to a person who is not a member of the Employee's immediate family, other than by will or the laws of descent and distribution.

                                         Instruments evidencing options may
contain such other provisions as the Board of Directors deems advisable.

                                 (5)     If Employee elects a deferral
pursuant to this Section 3(d), interest shall accrue on the amount deferred at the prime rate of interest of NationsBank or the successor thereto, as announced from time to time. To the extent that at the subject Decision Date payment in cash is made to Employee, accrued interest shall accompany such payment. To the extent that at the subject Decision Date an option is granted by the Employer to Employee, accrued interest shall be included in determining the value of the option to be granted.

                                 (6)     The Employer acknowledges that for
tax purposes an amount deferred pursuant to this Section 3(d) is not deductible by the Employer until paid in cash by the Employer or until an option granted on a Decision Date is exercised.

                         (e)     Withholding Tax.  All compensation shall be
subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee.

                         (f)     Retirement Plans.  In addition, Employer
agrees to contribute to Employer's profit sharing plan or 401(k) plan, or in combination to both, not less than Fifteen Thousand Dollars ($15,000) on behalf of Employee with respect to each year of employment after the initial short year of employment. Employee's participation and rights under such retirement plans shall be governed by the terms of such plans and applicable law. In the event that, under the terms of the plans and applicable law, Employer cannot contribute the aggregate amount of Fifteen Thousand Dollars ($15,000) on behalf of Employee with respect to a year of employment, then Employer agrees to pay the amount by which such contribution is less than Fifteen Thousand Dollars ($15,000) to Employee as additional deferred compensation under Section 3(d) above.

                4.       CLASS B STOCK OPTION.

                         (a)     Class B Stock Option.  In consideration of
the execution of this contract by the Employee and the payment by Employee of Five Dollars ($5) per share, an aggregate of Nine Hundred Eighty Five Thousand Two Hundred Forty Dollars ($985,240) (the "Option Purchase Payment"), Employer hereby grants and sells to Employee the right and option to purchase one hundred ninety-seven thousand forty-eight (197,048) shares of the Class B common stock of Employer at a price of eighty-nine dollars and sixty-five cents ($89.65) per share, such exercise price being one hundred ten percent (110%) of the reported closing price for shares of the Class A common stock on the last trading date prior to the authorization of this Agreement.

                Said option shall vest immediately in Employee upon execution of this contract by both parties and the receipt of the full Option Purchase Payment by the Employee. This option shall not be assignable by the Employee to any person, except by the laws of descent and distribution pursuant to Employee's last will and testament.

                Employee may exercise the option in whole or in part at any time and from time to time within fifteen (15) years of the date such option vests in Employee. Employee shall exercise any such option by giving notice to Employer.

                Employee shall make payment in cash for such shares purchased pursuant to the exercise of an option within thirty (30) days of the date of such notice to Employer.

                         (b)     Employer Loan.  Employer agrees to loan to
Employee the amounts of the purchase prices in the event Employee exercises all or parts of any option to purchase stock of Employer. Any such loan shall bear interest at the prime rate charged as of the date of the loan by NationsBank or the successor thereto, as announced from time to time. Said principal and interest of each such loan shall be separately due and payable upon the earlier of (i) the sale by Employee of shares purchased with such loan proceeds; (ii) the fifth anniversary of the date of that loan; or (iii) within ninety (90) days of the termination of the employment of Employee hereunder.

                         (c)     Exercise upon Certain Terminations of
Employment. In the event of the termination of Employee's employment hereunder for any reason other than pursuant to Section 7(c), Employee shall have the right to exercise on or before the effective date of the termination of this employment any option which has vested in Employee hereunder coincident with or prior to the effective date of the termination of Employee's employment hereunder, subject to the other terms and conditions of such option plan(s). In addition, in the event of the termination of Employee's employment due to his death, the personal representative of Employee shall have the right to exercise any such option within sixty (60) days of the date of Employee's death.

                5.       EMPLOYEE BENEFITS.

                During the Employment Period, Employer shall provide Employee with the following benefits:

                         (a)     Executive Health Plan.  Employer shall
provide Employee with benefits, including major medical health insurance for Employee and his immediate family, all in accordance with Employer's "executive health plan."

                         (b)     Long-Term Disability.  Employer shall
provide Employee with long-term disability insurance providing for monthly payment of sixty-six percent (66%) of Employee's annual base salary during the period of disability. Employee shall be considered disabled if his physical or mental condition prevents him from performing the functions of his position as President and Chief Operating Officer.

                         (c)     Life Insurance.  Employer shall provide
Employee with life insurance in the face amount of not less than twice Employer's then current annual base salary, together with accidental health and dismemberment benefits. Employee shall be the owner of such policy and shall have the exclusive right to select the beneficiaries thereunder.

                         (d)     Automobile Allowance.  Employer shall pay
to Employee as an automobile allowance the sum of Seven Hundred Dollars ($700.00) per month.

                         (e)     Vacation.  Employee shall be entitled to
paid vacation leave of three (3) weeks in every year of employment. Employee shall not have the right to compensation for any vacation leave he does not take during the Employment period. All vacation time not taken in a year of employment will be forfeited.

                         (f)     Business Expense.  Employer shall reimburse
Employee pursuant to Employer's policy of employee expense reimbursement of all items of travel, entertainment and miscellaneous expenses reasonably incurred by Employee on behalf of Employer and presented to Employer on the appropriate voucher.

                6.       PROPRIETARY DATA.

                         (a)     Trade Secrets and Other Confidential
Information. During the Employment period and for three (3) years thereafter, Employee shall keep confidential any data, documents financial or other information of a trade secret or confidential nature relating to Employer's past, present or future operations (the "Proprietary Data"), shall not disclose the Proprietary Data to any third parties other than officers, employees or agents of Employer on a "need to know" basis, shall take all necessary steps to ensure that such officers, employees or agents keep such proprietary Data confidential, and shall use the Proprietary Data only in connection with rendering services to Employer. Upon the end of the Employment Period, Employee shall promptly return to Employer the originals and all copies of the Proprietary Data in the possession of Employee, and shall not use any of the Proprietary Data for his own benefit or for the benefit of any third parties. The covenants contained in this Section 6(a) shall not apply to Proprietary Data which is or becomes a matter of general knowledge in the industry otherwise than by a breach of the provisions of this Section 6 (a).

                         (b)     Injunctive Relief.  Employee acknowledges
that the covenants contained in Section 6(a) are necessary for the protection of the legitimate business interests of Employer and are reasonable limitations of activities, that the rights of Employer are of a specialized and unique character, and that immediate and irreparable damage will result to Employer if Employee fails to or refuses to perform or comply with such covenants. Therefore, notwithstanding any election by Employer to claim damages from Employee as a result of any such failure or refusal, Employer may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal (and no bond or other security shall be required in connection therewith) as applicable to companies that compete with Employer or any its subsidiaries and which operate within the same geographic area as Employer or any of its subsidiaries. In that connection, Employee represents and warrants that his expertise and capabilities are such that performance or compliance with the covenants (and the enforcement thereof by injunction or otherwise) will not prevent him from earning a livelihood. If a court refuses to enforce the covenants set forth in Section 6(a) because they are found to be unreasonable, Employee and Employer agree to abide by any lesser restrictions (for instance, as to duration and geographic area) that are found to be reasonable.

                7.       TERMINATION

                         (a)     Death.  The Employment Period shall
forthwith terminate upon the death of Employee, whereupon Employer shall not have any further obligations or liability hereunder except to pay the Employee's estate the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of Employee's death and a pro rata portion of any bonus under Section 3(c) or 3(d) with respect to the year of employment in which such employment terminates. As provided in Section 4(c) above, the personal representative of Employee shall also have the right to exercise any vested stock options.

                         (b)     Total Disability.  In the event of the
Total Disability (as that term is hereafter defined) of Employee for a period of four (4) consecutive calendar months, or for eighty percent (80%) or more of the normal working days during a period of six (6) consecutive full calendar months, Employer shall have the right to end the Employment Period by giving Employee ten (10) days' written notice. Upon the expiration of such ten (10) days period, the Employment Period shall end and Employer shall not have any further obligations hereunder except to pay Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination of Employee's employment, a pro rata portion of any bonus under Section 3(c) or 3(d) with respect to the year of employment in which such employment terminates, and the long-term disability payments under Section 5(b) hereunder. As provided in Section 4(c) above, Employee shall also have the right to exercise any vested stock options. As used in this Agreement, the term "Total Disability" shall mean a mental or physical condition which, in the opinion of Employer and in the opinion of two consulting physicians, renders Employee unable or incompetent to carry out his obligations hereunder.

                         (c)     With Cause.  Employer shall have the right
to terminate the employment of Employee at any time for cause (as hereinafter defined) upon at least five (5) days' written notice setting forth the specific details of the action or inaction of Employee which constitutes cause. For purposes of the foregoing, "cause" shall mean only
(i) Employee's commission of any act which shall be an offense involving moral turpitude under federal, state or local law; or (ii) Employee's conviction of a felony. Upon such termination, Employer shall have no further obligations or liability hereunder except to pay Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination of Employee's employment.

                         (d)     Dissatisfaction by Employer Without Cause.
If Employer at any time is for any reason dissatisfied with the management philosophy, financial performance, attitude, compatibility or any other aspect of Employee's performance hereunder, Employer shall have the right to terminate the employment of Employee upon at least thirty (30) days' notice to Employee. If Employer shall terminate the employment of Employee pursuant to this Section 7(d), the Employment period shall end and Employer shall not have any further obligations or liability hereunder except to pay

Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination of Employee's employment and a pro rata portion of any bonus under Section 3(c) or 3(d) with respect to the year of employment in which such employment terminates, together with an additional amount of thirty-six (36) months of Employee's then current monthly base salary. Said thirty-six (36) months' severance payment shall be payable in accordance with Employer's normal payroll schedule and shall commence immediately following the effective date of the termination of Employee's employment hereunder. As provided in Section 4(c) above, Employee shall also have the right to exercise any vested stock options.

                         (e)     Dissatisfaction by Employee.  If Employee
at any time is for any reason dissatisfied with the terms and conditions of his employment hereunder, Employee shall have the right to terminate his employment upon no less than sixty (60) days' notice to Employer. If Employee shall terminate his employment pursuant to this Section 7(e), the Employment Period shall end at the expiration of the notice period and Employer shall have no further obligations or liability hereunder except to pay to Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination. As provided in
Section 4(c) above, Employee shall also have the right to exercise any vested stock options.

                         (f)     Change in Majority Ownership.  In the event
"substantial ownership and effective control" (as defined below) of Employer shall pass from some combination of Herbert H. Haft and/or the Employee to one or more other parties, otherwise than by the decision of Employee, Employee shall have the right to terminate this Agreement by giving notice to Employer within ninety (90) days of the date that Herbert H. Haft and/or Employee relinquish substantial ownership and effective control. As used herein, "substantial ownership and effective control" shall exist while Herbert H. Haft and/or Employee (including their personal representative in the even of their death disability) possess the authority to vote a majority of the outstanding voting shares in Employer. Such notice shall state a date of termination not less than thirty (30) days from the date of the notice. Upon such termination, Employer shall have no further obligations or liability hereunder except to pay the Employee the unpaid portion, if any, of Employee's compensation accrued for the period up to the date of termination of Employee's employment, and a pro rata portion of any bonus under Section 3(c) or 3(d) with respect to the year of employment in which such employment terminates, plus an additional amount of thirty-six (36) months of Employee's then current monthly base salary. Said thirty-six (36) months' severance payment shall be payable in a lump sum on the effective date of the termination of Employee's employment hereunder. As provided in
Section 4(c) above, Employee shall also have the right to exercise any vested stock options.

                         (g)     No Participation by Employee.  Employee
shall neither participate in nor be entitled to vote on any decision by the Board of Directors to terminate the employment of Employee pursuant to Sections 7(b), 7(c) and 7(d).

                         (h)     Pro Rata Portion of Bonus.  As used in this
Section 7, the term "pro rata portion of any bonus under Section 3(c) or 3(d) with respect to the year of employment in which such employment terminates" shall mean an amount equal to the bonus that would otherwise be due to Employee hereunder with respect to a fiscal year of Employer prorated in accordance with the number of days during such fiscal year that Employee is employed hereunder. Any such bonus shall be payable as provided under
Section 3(c) or 3(d).

                8.       MISCELLANEOUS

                         (a)     Governing Law.  This Agreement shall be
governed by the laws of the State of Delaware applicable to employment agreements made by and to be performed by Delaware corporations.

                         (b)     Amendment of Agreement.  No amendment or
variation of the terms of this Agreement, with or without consideration, shall be valid unless made in writing and signed by the Employee and a duly authorized representative of the Employer (other than Employee).

                         (c)     Waiver of Conditions.  A waiver of any of
the terms and conditions hereof shall not be construed as a general waiver by Employer, and Employer shall be free to reinstate any such term or condition, with or without notice to Employee.

                         (d)     Entire Agreement.  This Agreement contains
the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, whether or not fully performed by Employee before the date of this Agreement.

                         (e)     Headings.  The section headings of this
Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

                         (f)     Notice.  All notices, requests and other
communications under this Agreement shall be in writing and shall be deemed given when delivered personally or upon receipt when sent by an express mail service, provided that in each case a copy is mailed by first-class, registered mail, return receipt requested, addressed as follows (or as may otherwise have been specified by the intended recipient by notice as herein provided);

                If to Employee:

                         Mr. Ronald S. Haft
                         2435 California Street, N.W.
                         Washington, D.C.  20008

                If to Employer:

                         Mr. Herbert H. Haft
                         Dart Group Corporation
                         3300 75th Avenue
                         Landover, Maryland  20785

                         (g)     Severability.  If any provision of this
Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

                         (h)     Merger or Consolidation.  This Agreement
shall not be terminated by any merger, consolidation, transfer of all or substantially all of the assets of the Employer or voluntary or involuntary dissolution of the Employer. In the event of a merger or consolidation or upon the transfer of assets, the surviving or resulting corporation or the transferee of the Employer's assets shall be bound by and shall have the benefit of the provisions of this Agreement, subject to the provisions of
Section 7(f) above, and the Employer shall take all actions necessary to ensure that such corporations or transferee is bound by the provisions of this Agreement.

                         (i)     No Covenants.  Employee hereby represents
and warrants that he is not subject to or bound by any employment contract, restrictive covenant or other agreement or any order or decree that prevents him from entering into this Agreement or from performing his responsibilities as contemplated by this Agreement.

                IN WITNESS WHEREOF, this Agreement has been signed by a duly authorized officer of Employer and by Employee as of the date first above-written.

                                 DART GROUP CORPORATION



                                 BY:     /s/ Herbert H. Haft
                                         -----------------------------
                                         HERBERT H. HAFT, Chairman and
                                         Chief Executive Officer



                                 BY:     /s/ Ronald S. Haft
                                         ------------------
                                         RONALD S. HAFT

                                 SCHEDULE 1


                The amount of the Supplemental Bonus is the greatest of the following:

                         (a)     Employee's Base Salary and Annual Bonus for
the last year of the subject three-year period;

                         (b)     Three percent of any excess in the
aggregate market value of the Employer's Class A common stock (based on the closing price) on the last day of the subject three-year period over such market value on the first day of such period;

                         (c)     Three percent of any excess in the
Employer's consolidated stockholders' equity (based on generally accepted accounting principles) on the last day of the subject three-year period over such stockholders' equity on the first day of such period; provided that, for purposes of this calculation, the Employer's consolidated stockholders' equity shall not be reduced as a result of transactions which are not ordinary; or

                         (d)     Three percent of the sum of the Employer's
consolidated net income (based on generally accepted accounting principles) during the three years in the subject period; provided that, for purposes of this calculation, the Employer's net income shall not be reduced as a result of transactions which are not ordinary.